Exhibit 10.2

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark

“[***]”

Execution Copy

PATENT AND KNOW-HOW LICENCE AGREEMENT

between

BDD PHARMA LIMITED

and

CINGULATE THERAPEUTICS LLC

and, solely for the purposes of Clause 12.3

DRUG DELIVERY INTERNATIONAL LIMITED

re:  OralogiK

1 George Square Glasgow G2 1AL DX GW67 or LP 33 Glasgow-6
Tel +44 (0)330 222 0050 Fax +44 (0)330 222 0053
www.dentons.com

Ref: SCI/BIO/0015/00001/RJN/34656616v1

PATENT AND KNOW-HOW LICENCE AGREEMENT dated August 8, 2018 (the “Effective Date”)

between

(1)	BDD PHARMA LIMITED incorporated and registered in Scotland with company number SC212868 whose registered office is at Glasgow Royal Infirmary, 84 Castle Street, Glasgow, G4 0SF (“Licensor”); and

(2)	CINGULATE THERAPEUTICS LLC a Delaware limited liability company with registered office at 1901 W 47th Pl., Kansas City, KS 66205 USA (“Licensee”);

each a “Party” and together the “Parties”; and

(3)	solely for the purposes of Clause 12.3, DRUG DELIVERY INTERNATIONAL LIMITED a company registered in Scotland (registered number SC382118) and having its registered office at Bio-Images Research Ltd Within Glasgow Royal Infirmary, 84 Castle Street, Glasgow, G4 0SF (“DDI”).

BACKGROUND

(A)	The Parties have previously entered into the Feasibility Agreement (all terms as defined below);

(B)	Pursuant to the Feasibility Agreement, the Licensee wishes to license the Patents and the Licensed Know-How for use in connection with the development and sale of Products; and

(C)	The Parties now enter into this Agreement to record the terms and conditions of such licence.

AGREED TERMS

1.	Interpretation

1.1       The following definitions and rules of interpretation apply in this Agreement.

“Accounting Standards”	means generally accepted accounting principles in the United States;

“Act”	as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§262 et seq., as such may be amended from time to time;

“Affiliate”	any entity or person that Controls, is Controlled by or is under common Control with a Party;

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“Agreement”	this Patent and Know-How Licence Agreement between the Parties;

“Applicable Laws”	the applicable laws and regulations of any jurisdiction, which are applicable to any of the Parties or their respective Affiliates in carrying out activities hereunder or to which any of the Parties or their respective Affiliates in carrying out the activities hereunder is subject, and shall include all statutes, enactments, acts of legislature, laws, ordinances, rules, regulations, notifications, guidelines, policies, directions, directives and orders of any statutory authority, tribunal, board, or court or any central or state government or local authority or other governmental entity in such jurisdictions;

“Business Day”	a day other than a Saturday, Sunday or public holiday in the United Kingdom and the United States when banks in New York and London are not open for business;

“Background IP”	means Intellectual Property Rights owned or otherwise Controlled by a Party or any of its Affiliates as at the Effective Date or which such Party or any of its Affiliates creates or otherwise obtains Control with respect to after the Effective Date but independently of this Agreement. The Licensor’s Background IP shall include the Licensor Background IP and the Licensee’s Background IP shall include the Licensee Background IP;

“Commercially Reasonable Efforts	with respect to the efforts to be expended by a Party with respect to any objective, the level of reasonable, diligent, good faith efforts that specialty pharmaceutical companies typically devote to products owned by them that are at a similar stage in their development or product life and are of similar market potential taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval, the profitability of the product, and other relevant factors. As used herein, “specialty pharmaceutical companies” shall mean companies in the pharmaceutical industry of a size and stage of development similar to that of such Party, including having human pharmaceutical product candidates or products in a similar stage of development to the Products. Commercially Reasonable Efforts shall be determined on a market-by-market and Product-by-Product basis, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the Product and the market(s) involved;

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“Compound”	means (a) generic compound dextroamphetamine, (b) generic compound dexmethylphenidate, or (c) any methylphenidate based or any amphetamine based drug or mixture or combination thereof;

“Concerta”	means Methyphenidate HCL Extended Release Oral Tablets in 18mg, 27mg, 36 mg and 54 mg dosage strengths as approved in NDA 021121.

“Control”

means:

(a) with respect to a company, the beneficial ownership of more than 50% of the issued share capital of a company or the legal power to direct or cause the direction of the general management of the company, and “controls”, “controlled” and the expression “change of Control” shall be construed accordingly; or

(b) with respect to Intellectual Property Rights, the right (whether by ownership, license or otherwise) to grant a license, sublicense or other right to or under such item, as provided for in this Agreement, without violating the terms of any agreement or other binding arrangement with any Third Party;

“Cover”	(a) with respect to know-how, such know-how was used in making, having made, using, selling, offering to sell, importing, having sold, exporting or making improvements to the Product, and (b) with respect to Patents, a Valid Patent Claim would (absent a licence thereunder or ownership thereof) be infringed by making, having made, using, selling, offering to sell, importing, having sold, exporting or making improvements to the Product including research and development. Synonyms of the word “Cover” shall be construed accordingly;

“Effective Date”	the date of this Agreement set forth above;

“EMA”	the European Medicines Agency or any successor entity thereto;

“European Patent”	a patent granted under the provisions of the European Patent Convention, which does not benefit from unitary effect by virtue of Regulation (EU) No 1257/2012;

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“Feasibility Agreement”	the feasibility agreement between the Parties dated 8 September 2017;

“FDA”	the U.S. Food and Drug Administration and any successor entity thereto;

“Field of Use”	means the treatment of any disease or disorder in humans amenable to treatment with a methylphenidate based or amphetamine based drug or mixture or combination thereof, including but not limited to, the treatment of Attention Deficit Hyperactivity Disorder and other indications as approved by the FDA or other appropriate Regulatory Authority around the world;

“First Commercial Sale”	with respect to a given Product in a given country, the first commercial transfer or disposition for value of such Product by Licensee or a Related Party to a Third Party (other than a Related Party) for end use or consumption of such Product in such country after receipt of Marketing Approval for such Product in such country, excluding, however, transfers or dispositions of Product, without consideration: (i) in connection with patient assistance programs; (ii) for charitable or promotional purposes; (iii) for preclinical, clinical, regulatory or governmental purposes or under so-called “named patient” or other limited access programs or (iv) for use in any tests or studies reasonably necessary to comply with Applicable Law, regulation or request by a Regulatory Authority. For clarity, First Commercial Sale shall be determined on a Product-by-Product and country-by-country basis.

“Foreground IPR”	all Intellectual Property Rights generated at any time solely by or on behalf of the Licensee or any sub-licensee in connection with the exercise of the Licence and/or the development, use, manufacture, supply or marketing of the Products, including without limitation, any Intellectual Property Rights comprised in or relating to any technical data, know-how, computer software, notes, chemical compounds, biological material, models, prototypes, specimens, drawings, reports and information (including all Product safety information and any further information supplied under Clause 5), all documents concerning regulatory submissions and Marketing Authorisations and any improvements;

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“Generic Version”	with respect to a Product, on a country-by-country basis, a pharmaceutical product that: (a) is sold in a given country by a Third Party (other than a Related Party, a licensee or sublicensee of a Related Party, or any other Person in a chain of distribution originating from Licensee, a Related Party or any of their respective licensees or sublicensees); (b) contains the same Compound as such Product in the same dosage form as such Product and is an A/B rated therapeutic equivalent of the Product and (c) has been approved for marketing by the relevant Regulatory Authority in such country in reliance on the Marketing Approval for such Product in such country, including any such pharmaceutical product that has been approved for marketing (i) in the United States, pursuant to Clause 505(b)(2) or Clause 505(j) of the Act (21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j), respectively), (ii) in the European Union or a European Union member state, as a “generic medicinal product” pursuant to Clause 10 of Parliament and Council Directive 2001/83/EC as amended (including an application under Clause 6.1 of Parliament and Council Regulation (EC) No 726/2004 that relies for its content on any such provision), or (iii) in any other country or jurisdiction, pursuant to any equivalent of the foregoing laws, regulations or directives, wherein the approval of such pharmaceutical product is based on reference to the Marketing Approval for such Product in such country and a demonstration of bio-equivalence to such Product and which may be substituted for the Product without any action by the physician or health care practitioner;

“Good Clinical Practice” or “GCP”	the then current “good clinical practices” as such term is defined from time to time by FDA, EMA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise as applicable;

“Good Industry Practice” or “GIP”	the exercise of that degree of skill, care, prudence, efficiency, foresight and timeliness as would be expected from a leading company within the pharmaceutical sector, including without limitation, compliance with Good Clinical Practice, Good Laboratory Practice, Good Manufacturing Practice and Good Pharmacovigilance Practice;

“Good Laboratory Practice” or “GLP”	shall mean the then current “good laboratory practices” as such term is defined from time to time by the FDA, EMA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable;

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“Good Manufacturing Practice” or “GMP”	the then current “good manufacturing practices” as such term is defined from time to time by the FDA, EMA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable;

“Good Pharmacovigilance Practice” or “GPP”	the then current “good pharmacovigilance practice as such term is defined from time to time by the FDA, EMA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable;

“Group”	in relation to a company, that company, any subsidiary or holding company from time to time of that company, and any subsidiary from time to time of a holding company of that company; and “Group Company” shall mean any company within a Group;

“Holding Company and Subsidiary”	a “holding company” and “subsidiary” as defined in clause 1159 of the Companies Act 2006;

“Index”	the Retail Prices Index of the United Kingdom Office for National Statistics or, if that index ceases to be published, the nearest index having equivalent or near equivalent effect;

“Intellectual Property Rights”	any and all intellectual property rights, including without limitation, patents, rights to inventions, supplementary protection certificates, copyright and related rights, trade marks and services marks, trade names and domain names, rights in get-up, goodwill and the right to sue for passing off and unfair competition, rights in designs, rights in computer software, database rights, rights to preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, including all applications for (and rights to apply for and be granted) renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist, now or in the future, in any part of the world; in all cases whether registered, registrable or otherwise;

“Launch”	the First Commercial Sale of the Product in the relevant country or region in the Territory by the Licensee or a Related Party;

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“Licence”	the licence and other rights granted or to be granted under this Agreement that may be exercised by the Licensee from time to time under this Agreement;

“Licensed Know-How”	the know-how identified at Part 2 of the Schedule together with any other know-how owned or otherwise Controlled by the Licensor or any of its Affiliates as at the Effective Date or which Licensor or any of its Affiliates develops or otherwise obtains Control with respect to after the Effective Date and which is reasonably necessary for the development, manufacture, use and sale of the Products in the Field;

“Licensee Background IPR”	means all Intellectual Property Rights Controlled by the Licensee (other than licensed from the Licensor under this Agreement or otherwise) related to a Product, any Compound or otherwise as at the Effective Date or acquired, generated or conceived by the Licensee thereafter but independently of this Agreement, including without limitation, as described in Part 2 of the Schedule;

“Licensor Background IPR”	means the Patents and all other Intellectual Property Rights Controlled by the Licensor or any of its Affiliates, existing as at the Effective Date or which Licensor or any of its Affiliates acquires, generates, conceives or otherwise obtains Control with respect to during the term of this Agreement (whether pursuant to or independent of this Agreement), including without limitation, as described in Part 2 of the Schedule;

“Licensor Technology”	means the information and technology for the Licensor’s proprietary OralogiK™ platform aimed to control drug release by a barrier layer around the drug product, the Licensed Know How and the Licensor Background IPR;

“Marketing Approval”	all approvals from the relevant Regulatory Authority in a given country necessary to market and sell a pharmaceutical product in such country, including pricing and reimbursement approvals if required for marketing or sale of such product in such country;

“Milestone Payments”	the milestone payments set out in Clause 8.2;

“NDA”	(a) in the United States, a New Drug Application (as more fully defined in 21 CFR 314.5, et seq.) filed with the FDA, or any successor application thereto; or (b) in any other country or group of countries, the equivalent application or submission for approval to market a pharmaceutical product filed with the governing Regulatory Authority in such country or group of countries;

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“Net Receipts”

means the amount of any payments (excluding (i) value added tax and (ii) any royalties received from Related Parties with respect to Sublicensee Net Sales (as defined below in Section 8.3.1)) actually received by the Licensee or a Group company from a sub-licensee, joint venture or other collaboration partner in respect of any sublicensing (including the grant of any option for a sub-licence) of the Patents or the Licensed Know-How, which may include any of the following that are in consideration of such sublicense:

(a)       up-front, milestone (whether at the stage of development, marketing, or otherwise), success, bonus, maintenance, periodic (including annual), payments due under any sub-licence agreement covering the Patents and/or Licensed Know-How;

(b)       where any sub-licence is to be granted under cross-licensing arrangements, the value of any third-party licence obtained under such arrangements;

(c)       any premium paid over the fair market value (at the time such premium is paid) of shares, options, or other securities in respect of any of the share capital of the Licensee, Licensee Group company or its Affiliate;

(d)       any loan made or given other than on normal market terms at the time the loan is made; and

(e)       any shares, options, or other securities obtained from a third party solely in exchange for the grant of a sublicense to the Patents and/or Licensed Know-How.

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“Net Sales”

means the gross amounts invoiced for sales or other dispositions of Products by or on behalf of Licensee (or, subject to Clause 8.3.1, any of its Related Parties) (each, a “Selling Party”) to Third Parties (other than Related Parties) in an arms-length transaction less the following deductions actually incurred, allowed, paid, accrued or otherwise specifically and reasonably allocated to Products by the Selling Party, all in compliance with applicable Accounting Standards, consistently applied by the Selling Party:

(a)       normal and customary trade discounts, including trade, cash and quantity discounts or rebates credits or refunds, actually allowed or taken;

(b)       credits or allowances actually granted or made for rejection of or return of previously sold Products, including recalls, or for retroactive price reductions and billing errors or for stocking allowances;

(c)       governmental and other rebates (or credits or other equivalents thereof) actually granted to managed health care organizations, commercial insurance companies, pharmacy benefit managers (or equivalents thereof), distributors, national, state/provincial, local, and other governments, their agencies and purchasers, and reimbursers, or to trade customers;

(d)       chargebacks and other reasonable fees paid to wholesalers, distributors, selling agents (excluding sales representatives of the Selling Party), group purchasing organizations, Third Party payors, other contractees and managed care entities, in each case with respect to the Product;

(e)       charges separately invoiced for freight, insurance, transportation, postage and handling;

(f)       taxes, custom duties or other governmental charges (including any tax, such as a value added or similar tax or government charge, but excluding what is commonly known as income tax) levied on or measured by the billing amount for Products, as adjusted for rebates and refunds; and

(g)       bad debts or provision for bad debts deductions actually written off during the applicable accounting period following the applicable Accounting Standards used by the Selling Party.

In no event shall any particular amount identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).

In the event Product is “bundled” for sale together with one or more other products in a country (a “Product Bundle”), then Net Sales for such Product sold under such arrangement shall be determined on a country-by-country basis by mutual agreement of the Parties in good faith taking into account the relative value contributions of the Product and the other products in the Product Bundle, as reflected in their individual sales prices. In case of disagreement, an independent expert agreed upon by both Parties or, failing such agreement, the International Chamber of Commerce shall determine such relative value contributions and such determination shall be final and binding upon the Parties. In addition, if a Selling Party provides discounts or allowances with respect to a Product Bundle, such discounts and allowances shall be allocated (for purposes of the deductions used in calculating Net Sales as above) between the Product and the other products in the Product Bundle in a manner that does not unfairly or inappropriately bias the level of discounting against the Product as compared to the other products in such Product Bundle.

For clarification, sale of Product by a Selling Party to another Selling Party for resale by such entity to a Third Party (other than a Related Party) shall not be deemed a sale for purposes of this definition of “Net Sales,” provided that the subsequent resale is included in the computation of Net Sales. Further, transfers or dispositions of Product, without consideration: (A) in connection with patient assistance programs; (B) for charitable or promotional purposes; (C) for preclinical, clinical, regulatory or governmental purposes or under so-called “named patient” or other limited access programs; or (D) for use in any tests or studies reasonably necessary to comply with Applicable Law, regulation or request by a Regulatory Authority, shall not, in each case of (A) through (D), be deemed sales of such Product for purposes of this definition of “Net Sales.”

Where the sale or other disposal is not at arm’s length or not exclusively for money (except as provided in the preceding paragraph), the invoiced price for the purposes of calculating Net Sales shall be that price that would have been so invoiced if it had been at arm’s length or exclusively for money.

All calculations shall be made in accordance with the Accounting Standards;

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“Patents”	(a) the patents and patent applications, the short particulars of which are set out in Part 1 of the Schedule, (b) any granted patents issuing from or claiming the same priority date as any patent application set out in Part 1 of the Schedule, (c) any supplementary protection certificate granted in respect of any Product and (d) any other patents or patent applications that are either included in the Licensor Background IPR or which the Licensor may agree in writing to license to the Licensee under this Agreement from time to time;

“Pharmacovigilance”	the science and activities relating to the detection, assessment, understanding and prevention of adverse effects or any other drug-related problem or any updated definition published by the World Health Organisation from time to time;

“Phase III Clinical Trial”	shall mean a human clinical trial of a Product designed to: (i) establish that such Product is safe and efficacious for its intended use; (ii) define warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed; and (iii) support regulatory approval of such Product that would satisfy the requirements of 21 CFR 312.21(c) or its non-US equivalents;

“Products”	any products incorporating any Compound that delivers three distinct doses of the Compound or has an extended release in vitro over a period of more than eight hours, or other product:

(a) the manufacture, sale or other use of which falls within, or utilises any method or process which falls within, the scope of any of the Valid Claims of any of the Patents; and/or

(b)              which is made, developed or used in accordance with, embodies, incorporates or utilises, any of the Licensed Know-How.

To avoid any doubt the definition of Product shall not extend to Concerta or any product which is therapeutically equivalent to Concerta or which has the same in vitro release profile as Concerta;

“Quarterly Periods”	the periods of (3) three months commencing on 1 January, 1 April, 1 July and 1 October respectively;

“Regulatory Authority”	any country, federal, supranational, state or local regulatory agency, department, bureau or other governmental or regulatory authority having the administrative authority to regulate the development or marketing of pharmaceutical products in any country or other jurisdiction including without limitation the EMA and FDA;

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“Regulatory Exclusivity	marketing or manufacturing exclusivity conferred by the applicable Regulatory Authority in a country or jurisdiction on the holder of a Marketing Approval for a pharmaceutical product in such country or jurisdiction, including, by way of example and not of limitation, regulatory data exclusivity, orphan drug exclusivity, new chemical entity exclusivity and pediatric exclusivity;

“Related Party”	a sub-licensee of the Licensee (or a sub-sub-licensee at whatever level) including Group Companies and Affiliates;

“Royalties”	royalties payable by the Licensee to the Licensor under this Agreement, under Clause 8.3 and/or 8.9;

“Schedule”	the schedule attached hereto and incorporated herein;

“Sublicensee Net Sales”	means Net Sales of Product that is sold or otherwise supplied by or on behalf of a given Related Party.

“Third Party”	a party other than Licensor or Licensee or their respective Group Companies and/or Affiliates;

“Third Party Licence Agreement”	That cetain Intra Group License between Licensor and DDI dated March 14, 2018;

“Territory”	the entire world;

“Unitary Patent”	a European patent with unitary effect granted under the provisions of the European Patent Convention which benefits from unitary effect by virtue of Regulation (EU) No 1257/2012;

“Valid Claim”	a claim of an issued and unexpired patent within the Patents that has not expired or been revoked, held invalid or unenforceable by a court or other governmental agency of competent jurisdiction in a final and non-appealable judgement and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise;

“VAT”	value added tax imposed in any member state of the European Union pursuant to Council Directive (EC) 2006/112 on the common system of value added tax and national legislation implementing that Directive or any predecessor to it, or supplemental to that Directive, or any similar tax which may be substituted for or levied in addition to it or any value added, sales, turnover or similar tax imposed in any country that is not a member of the European Union; and

“Year”	in the first instance, the period from the Effective Date until the end of the then-current Quarter and the subsequent four (4) consecutive Quarters; and thereafter each successive period of four (4) consecutive Quarters.

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1.2       The Schedule forms part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedule. References to Clauses and the Schedule are to the Clauses and the Schedule of this Agreement.

1.3       Unless the context otherwise requires, words in the singular include the plural and, in the plural, include the singular. Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.4       A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time, and shall include any subordinate legislation made from time to time under that statute or statutory provision. To avoid any doubt the foregoing shall extend to any legislation which is enacted in the United Kingdom (or any part thereof as the same is constituted as at the Effective Date) and which is intended to reflect current or future European Directives, Regulations or other legislation into the laws of the United Kingdom following the cessation of the United Kingdom being a member of the European Union.

1.5       “Writing” or “written” includes faxes but not e-mail.

1.6       Any words following the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.7       A “person” includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person’s legal and personal representatives, successors and permitted assigns.

2.	LICENCE Grant

2.1       Subject to the terms and conditions of this Agreement and in consideration of the sums payable by the Licensee to the Licensor under this Agreement, the Licensor hereby grants to the Licensee an exclusive licence (even as to Licensor and its Affiliates) including the right to sublicense through multiple tiers of sublicence under the Licensor Technology, Patents and the Licensed Know-How, in each case, in the Field of Use and within the Territory to:

2.1.1       develop, manufacture, have manufactured, market, use, import, offer for sale, sell or otherwise supply and commercialise Products; and

2.1.2       apply for Marketing Approvals and carry out clinical trials for the purpose of obtaining a Marketing Approval for the Products.

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2.2       Intentionally Omitted.

2.3       The Licensee shall only grant sub-licences under this Agreement or subcontract the manufacture of the Products, as provided under Clauses 14 and 15 respectively.

2.4       The Licensee undertakes not to exploit or otherwise use the Patents or the Licensed Know-How provided to Licensee by Licensor:

2.4.1       in the Territory, other than in respect of Products in the Field of Use; or

2.4.2       outside the Territory.

2.5       For the avoidance of doubt, the Parties agree that the Licensee’s undertakings under Clause 2.4 shall (insofar as relating to the Licensed Know-How) survive expiry or earlier termination of this Agreement, except to the extent that the Licensed Know-How enters the public domain after that date other than by breach of this Agreement by the Licensee.

2.6       Intentionally Omitted.

2.7       Except for the licences expressly granted by this Clause 2, the Licensor reserves all of its rights. Without prejudice to the generality of the foregoing, the Licensor grants no rights to any Intellectual Property Rights other than the Licensor Technology, Patents and Licensed Know-How (to be used in accordance with this Clause 2) and subject to the terms of this Agreement reserves all rights under the Patents and Licensed Know-How: (i) outside the Field of Use; and (ii) outside the Territory.

2.8       Licensor hereby covenants not to practise, and not to permit or cause or grant any Affiliate, licensee or other Third Party the right under the Licensor Technology, Patents or other proprietary technology to develop, use, make have made, sell, have sold, offer for sale, export, import or otherwise commercialise any Product or Compound in the Field of Use in the Territory during the Term.

3.	Provision of further know-how

3.1       The Licensor shall from time to time upon Licensee’s request make available to the Licensee such further know-how owned or Controlled by Licensor relating to the development, manufacture and marketing of the Products which is reasonably necessary for such development, manufacture and marketing (“Further Know-How”) which Further Know-How shall be deemed to be Licensed Know-How without any further action by the Parties.

3.2       The Further Know How supplied by the Licensor under Clause 3.1 shall be used by the Licensee only for the purpose of exercising and/or exploiting the Licence in the Territory and shall be subject to the provisions of Clause 7.

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4.	Provision of technical assistance

4.1       Licensor shall make available to the Licensee the services of a fully qualified and experienced member (or members) of its staff to advise the Licensee on the use of the Licensed Know-How for manufacture of Products, provided that:

4.1.1       the Licensee shall reimburse travelling and reasonable hotel and living expenses of such person for the period from departure to return;

4.1.2       the Licensee shall pay to the Licensor a fee for the services of such person in relation to time spent with the Licensee and in travelling to and from the Licensee in accordance with rates and conditions agreed between the Licensor and the Licensee from time to time;

4.1.3       the Licensor is under no obligation to provide such representative for more than an agreed number of man days (agreed in advance); and

4.1.4       such representative shall act merely in an advisory capacity and neither the Licensor nor such person shall, to the fullest extent permitted by law, be liable in any manner for any loss or damage (whether direct, indirect, consequential or otherwise, and whether economic or otherwise) resulting from the implementation of, or reliance on, any actual or alleged advice or assistance of such person.

4.2       Nothing in this Agreement shall constitute any representation or warranty that the technical assistance made available to the Licensee under Clause 4.1 shall result in the Licensee being successful in the development, manufacture or marketing of the Products or achieving any particular rate, cost or quality of production.

5.	Quality control, Packaging and Alliance management

5.1       The Licensee shall, in exercising its rights under this Agreement, comply with all Applicable Laws and Good Industry Practice.

5.2       The Licensee shall ensure that all of the Products marketed by it and its Group Companies and/or sub-licensees are of satisfactory quality, given the intended use of the Products.

5.3       The Parties agree to form a Joint Information and Collaboration Committee (the “JICCC”) within sixty (60) days from the Effective Date consisting of two (2) representatives from each of Licensor and Licensee. Each Party may replace its JICCC representative with another representative of such Party at any time upon prior written notice to the other Party. The purpose of the JICC is to enable the Parties to share information relating to the development and commercialization of the Products and to discuss other potential collaboration projects, with a particular focus on opportunities in CNS disorders. The JICCC shall meet with such frequency as determined by the Parties as reasonably necessary for the JICC’s performance of its obligations hereunder but not less frequently than once per calendar quarter. Meetings can be held either in person or telephonically or as otherwise agreed to by the Parties. All meetings of the JICC shall be chaired by a Chairperson who shall be a representative of Licensee. At each meeting of the JICC, Licensee shall provide the JICC with an update on business, commercial and regulatory developments and Licensor shall provide an update on intellectual property and developments matters. The Parties shall share such other information as requested by the JICC. Upon expiry or termination of this Agreement or upon Marketing Approval of the Product, the JICC shall be dissolved.

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5.4       The Licensee shall mark all Products or, if it is agreed between the Parties that it is not practicable, then any relevant literature or packaging, with:

5.4.1       the relevant patent numbers of the Patents and with a clear and prominent statement in a form approved by the Licensor that the Products are manufactured and supplied by the Licensee under licence from the Licensor;

5.4.2       the symbols or words required or allowed under the laws of any jurisdiction to indicate the Licensor’s ownership of, or rights to, any Intellectual Property Rights which may subsist in the Licensed Know-How; and

5.4.3       such details as are necessary for dis-applying or avoiding infringement of any moral rights applying to any relevant material, the subject of this Agreement.

5.5       The Licensee shall, upon the Licensor’s reasonable request, supply samples (empty bottles and packaging) of all Products to the Licensor.

5.6       The Licensee shall subject to reasonable undertakings of confidentiality permit, and shall use all reasonable endeavours to obtain permission for, the Licensor at all reasonable times during normal business hours on reasonable notice to enter any place used for the development, manufacture or storage of Products to inspect the methods of development, manufacture and storage.

5.7       If any Product fails on efficacy, safety or toxicological grounds or if the Licensee fails to obtain or maintain regulatory approval for the Product in a country in the Territory, the Licensee shall promptly give the Licensor written notice and a summary of relevant information. The Licensee shall, if requested, give further evidence of such failure reasonably required by the Licensor, at the Licensor’s cost.

5.8       The Licensee shall, upon the Licensor’s written request and no more than twice per Year, provide the Licensor with details of any complaints it has received relating to Products together with reports on the manner in which such complaints and communications are being, or have been, dealt with, to the extent that the same are relevant to the Licensor and it would be reasonable to provide the information to the Licensor. The Licensee shall consult with the Licensor in respect of the same but shall have the sole discretion as to how to respond in respect of such complaints and communications, provided always that the Licensee complies with Applicable Laws.

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5.9       The provisions of clause 5.8 pertaining to the provision of information to the Licensor shall remain in effect for a period of twelve (12) months following expiry of this Agreement.

6.	Marketing

6.1       The Licensee shall (and shall procure that any sub-licensees (including Group companies and Affiliates) shall following receipt of Marketing Approval use Commercially Reasonable Efforts to promote the Products throughout the Territory.

6.2       Without prejudice to the generality of the Licensee’s obligations under Clause 6.1, the Licensee shall provide at least annually to the Licensor an updated, written statement (the “Commercialisation Plan”) that shall:

6.2.1       report on all activities conducted under this Agreement since the Effective Date or the date of the previous Commercialisation Plan provided under this Clause;

6.2.2       set out the projected dates (and, where a milestone has been achieved, the actual dates) for achieving any milestones referred to in this Agreement; and

6.2.3       set out the past, current, and projected activities taken or planned to be taken by the Licensee and its sub-licensees (if any) to bring Products to market and commercialise the Products in the Territory.

6.3       The Licensor’s receipt or approval of any Commercialisation Plan shall not be taken to waive or qualify the Licensee’s obligations under Clause 6.1. Without prejudice to the generality of the Licensee’s obligations under Clause 6.1, the Licensee shall use Commercially Reasonable Efforts to comply with the Commercialisation Plan.

6.4       The Licensee shall subject to Applicable Laws use the Licensor’s name and logo in the marketing of the Products provided always that the Licensee may only use the name, logo and other trade marks of the Licensor in the marketing of Products to the extent that the same is agreed with the Licensor and subject always to the use policy or other reasonable instructions of the Licensor relating to the use of the same. The Licensee shall agree the use of the name, logo and other trade marks of the Licensor as part of the Commercialisation Plan. Any goodwill arising out of the use of the Licensor’s name, logo and other trademarks shall accrue exclusively to the Licensor and the Licensee shall execute all documents and take all steps as the Licensor may reasonably require from time to time to vest such goodwill exclusively in the Licensor.

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7.	Confidentiality

7.1       Except to the extent expressly authorized by this Agreement, each Party (in such capacity, the “Receiving Party”) agrees that, during the Term and for seven (7) years thereafter, it shall keep confidential and shall not publish or otherwise disclose to any Third Party, and shall not use for any purpose other than as expressly provided for in this Agreement or any other written agreement between the Parties, any Confidential Information furnished or made available to it by or on behalf of the other Party (in such capacity, the “Disclosing Party”). The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its, and its Affiliates’, employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information.

7.2       Confidential Information shall not include any information which the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available; (b) is known by the Receiving Party and/or any of its Affiliates at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the Receiving Party and/or any of its Affiliates by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Receiving Party and/or any of its Affiliates, without the use of Confidential Information of the Disclosing Party. Any combination of features or disclosures shall not be deemed to fall within the exclusions set forth in the preceding Clauses (a) and (b) merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

7.3       Notwithstanding the provisions of Clause 7.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)       filing or prosecuting Patents as permitted by this Agreement;

(b)       enforcing such Party’s rights under this Agreement and in performing its obligations under this Agreement;

(c)       prosecuting or defending litigation as permitted by this Agreement;

(d)       complying with applicable court orders, applicable laws, rules or regulations, or the listing rules of any exchange on which the Receiving Party’s securities are traded;

(e)       disclosure to Affiliates, actual and potential licensees and sublicensees, employees, consultants or agents of the Receiving Party who have a need to know such information in order for the Receiving Party to exercise its rights or fulfil its obligations under this Agreement, provided, in each case, that any such Affiliate, actual or potential licensee or sublicensee, employee, consultant or agent agrees to be bound by terms of confidentiality and non-use comparable in scope to those set forth in this Clause 7; and

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(f)       disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors or acquirers in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.

7.4       Licensee and its Related Parties shall have the right to publish the results of their development activities, including clinical trials, with respect to the Products in the Field of Use. Licensor shall have the right to review and comment on any material proposed for public disclosure or publication by Licensee or its Affiliate, such as by oral presentation, manuscript or abstract that includes Confidential Information of Licensor. Before any such material is submitted for publication or other public disclosure (other than oral presentation materials and abstracts, which are addressed below), Licensee shall deliver a complete copy to Licensor at least 10 days prior to submitting the material to a publisher or initiating such other disclosure, and Licensor shall review any such material and give its comments to Licensee within 5 days of the delivery of such material to Licensor which comments shall be considered by Licensee in good faith. With respect to oral presentation materials and abstracts, Licensee shall deliver a complete copy to Licensor at least 5 days prior to the anticipated date of the presentation, and Licensor shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to Licensee with appropriate comments, if any, but in no event later than 3 days from the date of delivery to Licensor which comments shall be considered by Licensee in good faith. Licensee shall comply or cause its Affiliate to comply (as applicable), with Licensor’s requests to delete references to Licensor’s Confidential Information in any such material and, if applicable, agrees to delay any submission for publication or other public disclosure for a period of up to an additional 60 days for the purpose of preparing and filing appropriate patent applications. Licensor shall not publish or otherwise disseminate, posters, oral presentations or other formats, any information relating to Products developed by the Licensee without the prior written consent of Licensee which consent shall not be unreasonably withheld, conditioned or delayed.

7.5       Unless otherwise agreed to in writing by both Parties, no later than thirty (30) business days following the Effective Date, the Parties shall issue joint press release announcing the execution of this Agreement in substantially the form attached hereto as Schedule 1. Except as required by the applicable securities laws or the listing rules of any stock exchange on which securities issued by a Party or its Affiliates are traded, neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld or delayed; provided that each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, respond to queries by any exchange on which such Party’s securities are traded, or issue press releases, so long as any such public statement, response, or press release is not inconsistent with prior public disclosures or public statements made in accordance with this Clause 7.5 and which do not reveal non-public information about the other Party. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall use reasonable efforts to provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text, unless the proposed text is substantially the same as that used in any prior public disclosure, press release or public statement made in accordance with this Clause 7.5.

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7.6       The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with any securities authority or with any stock exchange on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what information to disclose to any securities authority or stock exchange, as the case may be, and provided further that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies. Other than such obligation, neither Party (nor any of its Affiliates) will be obligated to consult with or obtain approval from the other Party with respect to any filings to any securities authority or stock exchange. Licensor hereby consents to Licensee’s use of its name in any filing with a Regulatory Authority as well as any private placement memorandum or other investment document related to Licensee or its securities; provided that, Licensor shall be afforded a reasonable opportunity to review any references to Licensor that are contained in any such filing of investment document, and any comments provided by Licensor to Licensee with respect to the use of its name in such filing or investment document shall be considered in good faith by Licensee.

7.7       As of the Effective Date, the terms of this Clause 7 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement.

8.	milestone payments and Royalties

8.1       Within five (5) days of the Effective Date the Licensee shall pay to the Licensor: (1) the non-refundable sum of ninety eight, six hundred and twenty five Thousand US Dollars, ($98,625.00) being the sums outstanding from the Option Agreement entered into between the parties and payable by the Licensee in respect of the option to license; and (2) the non- refundable sum of fifty thousand US Dollars ($50,000).

8.2       The Licensee shall pay to the Licensor the following Milestone Payments immediately upon the occurrence of the following milestone events:

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Milestone Payment	Milestone event
US $50,000	One time milestone payment upon dosing of first patient in the planned PK/Scintigraphy study. (completed as of 09 May 2017 date and due on signature of licence)
US $250,000	Milestone payment upon dosing of first patient in a Phase III Clinical Trial for each Product in the Field (payable on a per Product basis).
US $250,000	Milestone payment upon Licensee filing of NDA for each Product in the Field (payable on a per Product basis).
US $250,000	Milestone payment upon receipt of first Marketing Approval of each Product in the Field (payable on a per Product basis)

For the avoidance of doubt, different dose strengths of a Product shall all count as the same Product for the purposes of the above milestone payments. The Licensor shall be entitled to invoice the Licensee upon the occurrence of achieving each milestone and the Licensee shall pay such invoice within thirty (30) days of receipt. Notwithstanding the foregoing the parties acknowledge that the first milestone has been achieved and the Licensee shall pay the first milestone payment within five (5) days of the Effective Date (without further need for an invoice).

Each of the above milestone payments shall only be paid once, for the first achievement of the corresponding milestone event by each Product (regardless of the number of times such milestone event is achieved by a Product).

8.3       Subject to Clauses 8.5, 8.6 and 8.10 below, the Licensee shall pay to the Licensor the royalty set out below in respect of total Net Sales of each Product that is sold or otherwise supplied by or on behalf of the Licensee (or, except as provided in Clause 8.3.1, any Related Party) in the Territory to any person, as follows:

Royalties payable to the Licensor on total Net Sales of each Product in a calendar year	Percentage of Net Sales Price
Aggregate Net Sales of less than or equal to US $[***]	[***]%
Aggregate Net Sales of greater than US $[***] and less than or equal to US $[***]	[***]%
Aggregate Net Sales of greater than US $[***] and less than or equal to US $[***]	[***] %
Aggregate Net Sales greater than US $[***]	[***] %

8.3.1       Notwithstanding anything to the contrary, if (a) the applicable royalty that would be payable to Licensor pursuant to this Clause 8.3 (absent the application of this Clause 8.3.1) with respect to a given Related Party’ Sublicensee Net Sales is greater than (b) the royalty actually received by Licensee from such sub-licensee with respect to such Sublicensee Net Sales (the “Sublicensee Royalty”), then the Percentage of Net Sales Price royalty rate payable in respect of such Sublicensee Net Sales shall be agreed between the Parties acting reasonably and in good faith, such that Licensor and Licensee will each receive reasonable share of revenue from Sublicensee Net Sales. The Parties will use best efforts to conclude such negotiations within 28 days after the date on which Licensee requests a change to the royalty rate for such Sublicensee Net Sales pursuant to this Clause 8.3.1. To avoid any doubt the Related Party shall not be entitled to make sales of the Products unless and until such royalty rate is agreed in writing.

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8.4       Royalties under Clause 8.3 shall be payable on a Product-by-Product and worldwide aggregate basis during the period of time commencing on the Launch Date and ending on a country-by-country basis upon the later of: (a) 10 years from the date of First Commercial Sale of such Product in such country; and (b) expiration of the last-to-expire Valid Claim of the Patents Covering the manufacture, use or sale of such Product in such country (the “Royalty Term”). On a Product-by-Product and country-by-country basis, upon expiration of the Royalty Term for a Product in a country, Licensee’s licence under Clause 2.1 with respect to such Product in such country shall become fully-paid, irrevocable and perpetual.

8.5       In the event that it is necessary to obtain one or more licenses to patent rights of Third Parties in order to make, have made, use, offer to sell, sell or import a Product in a country (“Third Party Patent Licenses”), [***] percent ([***] %) of the royalties actually paid to Third Parties under such Third Party Patent Licenses by Licensee or any of its Affiliates for the sale of such Product in such country for a calendar quarter shall be creditable against the royalty payments due to Licensor by Licensee under Clause 8.3 (including Clause 8.3.1) with respect to Net Sales of such Product in such country for such calendar quarter; provided, however, that in no event shall the royalties otherwise owed by Licensee to Licensor for such calendar quarter in such country be reduced by more than [***] percent ([***] %) as a result of any and all such offsets in the aggregate. Any portion of the royalties paid to Third Parties under such Third Party Patent Licenses with respect to such Product in such country that Licensee would, but for the foregoing limitation on royalty reductions, be entitled to deduct under this Clause 8.5 shall be carried over and applied against royalties payable to Licensor in respect of such Product in such country in subsequent calendar quarters until the full deduction is taken; provided, however, that in no event shall the royalties otherwise owed by Licensee to Licensor for any calendar quarter in such country be reduced by more than [***] % as a result of any and all such offsets in the aggregate.

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8.6       On a Product-by-Product and country-by-country basis, during any portion of the Royalty Term for a Product in a country when no Valid Claim of the Patents covers the manufacture, use or sale of such Product in such country and there is no Regulatory Exclusivity for such Product in such country, if one or more Generic Versions of such Product account for [***] % or more of aggregate unit sales of such Product and such Generic Version(s) in such country in a calendar quarter, as determined by reference to applicable sales data obtained from IMS Health or from such other source for such sales data as may be agreed upon by the Parties (provided that such other source, if any, shall be generally recognized as a reliable source for pharmaceutical sales data among major pharmaceutical companies), then for the remainder of the Royalty Term for such Product in such country, the royalties payable by Licensee under Clause 8.3 with respect to Net Sales of such Product in such country shall be reduced by [***] %. For the avoidance of doubt, upon expiration of the Royalty Term, no royalties shall be due and payable.

8.7       Intentionally Omitted.

8.8       Intentionally Omitted.

8.9       The Licensee shall pay to the Licensor the Royalties set out below in respect of Net Receipts in respect of each Product within thirty (30) days of receipt of such royalties. The Licensee shall promptly but no later than ten (10) business days notify the Licensor of each instance of its receipt of any Net Receipts on such receipt by the Licensee or any Group Company of Licensee (along with any other particulars in possession of Licensee that the Licensor may reasonably request). The Licensee shall make its own determination of Net Receipts but the Licensor may challenge such determination in writing and, if it does so, the Licensee, at Licensor’s sole cost, shall promptly obtain an external auditor’s certificate confirming or adjusting the determination made by Licensee. Both Parties shall abide by any auditor’s certificate obtained under this Clause and shall promptly rectify any overpayment or underpayment (as the case may be).

Royalties payable to the Licensor on Net Receipts	Percentage of Net Receipts
Net Receipts less than or equal to US $[***]	[***] %
Net Receipts greater than US $[***] and less than or equal to US $[***]	[***] %
Net Receipts greater than US $[***] and less than or equal to US $[***]	[***] %
Net Receipts greater than US $[***]	[***] %

8.10       For the avoidance of doubt the royalty bands in the tables above in Clause 8.3 and Clause 8.9 shall be applied cumulatively so that Net Sales, and Net Receipts (as applicable) are calculated to the effect that where:

(i) total, worldwide Net Sales for a Product (including all dose strengths of that Product) exceed US $[***] in a calendar year: (a) the first US $[***] million shall accrue a royalty of [***] %; (b) the next US $[***] shall accrue a royalty of [***] %; (c) the next US $[***] million shall accrue a royalty of [***] %; and (d) the Net Sales in excess of US $[***] shall accrue a royalty of [***] %;

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(ii) total, worldwide Net Receipts with respect to a given sublicensing transaction or sale exceed US $[***] over the lifetime of such transaction: (a) the first US $[***] shall accrue a royalty of [***] %; (b) the next US $[***] shall accrue a royalty of [***] %; (c) the next US $[***] shall accrue a royalty of [***] % and (d) the Net Receipts in excess of US $[***] shall accrue a royalty of [***] %.

8.11       Royalties and other sums payable under this Agreement are exclusive of VAT (or similar tax) and shall be paid free and clear of all deductions and withholdings whatsoever, unless the deduction or withholding is required by law. If the Licensee is required by law to make a deduction or withholding, the Licensee shall, within five (5) Business Days of making the deduction or withholding, provide a statement in writing showing the gross amount of the payment, the amount of the sum deducted and the actual amount paid. The Licensee shall use all reasonable endeavours to assist the Licensor at Licensor’s cost to claim recovery or exemption under any double taxation or similar agreement with respect to any such deduction.

8.12       Royalties and any other sums payable under this Agreement shall be paid in US Dollars to the credit of a bank account to be designated in writing by the Licensor.

8.13       Royalties on Net Receipts are payable as provided for in Clause 8.9. Royalties on Net Sales accruing in a Quarterly Period shall be paid by the Licensee within forty-five (45) days of the end of such Quarterly Period.

8.14       In the event of any delay in paying any sum due under this Agreement by the due date, the Licensee shall pay to the Licensor:

8.14.1       interest (calculated on a daily basis) on the overdue payment from the date when such payment was due to the date of actual payment at a rate of [***] over the Bank of England base rate from time to time; and

8.14.2       Intentionally Omitted.

8.15       At the same time as payment of Royalties falls due, the Licensee shall submit or cause to be submitted to the Licensor a statement in writing recording the calculation of such royalties payable and in particular, on a country-by-country basis:

8.15.1       the Quarterly Period for which the royalties were calculated;

8.15.2       the number of each of the Products sold or otherwise supplied during the Quarterly Period;

8.15.3       the number of Products manufactured during the Quarterly Period but not yet sold or otherwise supplied;

8.15.4       the Net Sales price of each Product sold or otherwise supplied in during the Quarterly Period and whether or not the supply in question was a supply on an independent arm’s-length basis;

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8.15.5       the amount of Royalties due and payable;

8.15.6       where relevant, the rate of exchange used;

8.15.7       the amount of any withholding or other income taxes deductible or due to be deducted from the amount of Royalties due and payable; and

8.15.8       any other particulars in possession of Licensee the Licensor may reasonably request.

8.16       Intentionally Omitted.

8.17       The Licensee shall keep proper records and books of account showing the description and price of Products supplied or put into use. Such records and books shall be kept separate from any records and books not relating to the Products and be open during normal business hours to inspection and audit by the Licensor (or its authorised representative), who shall be entitled to take copies of or extracts from them. The Licensee shall provide such information and explanations as the representative shall require to verify any statements required to be given under this Clause 8 and to satisfy the Licensor that the provisions of this Agreement are being complied with. If such inspection or audit should reveal a discrepancy in the royalties paid from those payable under this Agreement, the Licensee shall immediately make up the shortfall and (where the discrepancy is 5% of greater) reimburse the Licensor in respect of any reasonable actual documented professional charges incurred for such audit or inspection. In the event that such inspection or audit reveals a discrepancy wherein the Licensee has overpaid the Licensor, the Licensor shall immediately reimburse the Licensee for the overpayment and (where the discrepancy is 5% of greater) also reimburse Licensee in respect of any reasonable actual documented professional charges Licensee may have incurred for such audit or inspection. Such right of inspection of the Licensor may be exercised only once per Year and shall remain in effect for a period of one (1) year after the termination of this Agreement. The Licensee shall procure, on the request of the Licensor, that its sub-licensees shall grant rights directly to the Licensor corresponding to those granted by the Licensee under this Clause 8.17.

8.18       Within one hundred and twenty (120) days of the end of each Year, the Licensee shall submit to the Licensor a written statement certified by the Chief Financial Officer of Licensee’s or an alternative executive officer of Licensee if no Chief Financial Officer exists of the aggregate Net Sales of Products supplied or put into use by the Licensee or a sub-licensee (including Group Companies and Affiliates) in that Year and all sums due to be paid under this Agreement during that Year and the total amount due to be paid for that Year under this Clause 8. If such statement shows that the amount paid by the Licensee is less than the amount due, the Licensee shall pay to the Licensor within thirty (30) days of the submission of the statement an amount equivalent to the difference between the amount paid and the amount due. Any overpayments shall be refunded by Licensor to Licensee within thirty (30) days following submission of the statement. As noted in 8.17 above, Licensor shall have the right of audit or inspection of Licensee’s records with respect to the certified statement and applicable supporting information or calculations contemplated in this section.

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8.19       The provisions of this Clause 8 shall remain in effect notwithstanding termination or expiry of this Agreement until the settlement of all subsisting claims by the Licensor.

8.20       Where the Licensee has granted any sub-licence under Clause 14, the Licensee shall include, in its payments due under this Clause 8 (subject to, and to the extent provided in, this Clause 8), payments in respect of all activities set out in Clause 2 which are carried out by or on behalf of the sub-licensee, and shall include records of such activities in all of the statements it submits under this Clause 8.

8.21       Intentionally Omitted.

8.22       Intentionally Omitted.

8.23       Unless expressly stated to the contrary in this Agreement and except as set forth in Clause 8.18 above, no payments made under this Agreement shall be returnable or available for credit against Royalties or any other sums payable by the Licensee under this Agreement.

9.	BACKGROUND ipR AND Foreground IPR

9.1       As between the Parties, Licensor is and shall at all times be the sole and exclusive owner of all right, title and interest in and to the Licensor Background IPR and Licensee is and shall at all times be the sole and exclusive owner of all right, title and interest in and to the Licensee Background IPR. Other than as expressly set out in this Agreement (or any other agreement between the Parties), the Licensee shall have no right to use or any other right, title or interest in and to the Licensor’s Background IPR. Other than as expressly set out in this Agreement (or any other agreement between the Parties) the Licensor shall have no right to use or any other right, title or interest in and to the Licensee’s Background IPR.

9.2       The Parties hereby acknowledge that Foreground IPR may be generated pursuant to the Licensee’s (or sub-licensee’s) exercise of its rights and performance of its obligations under this Agreement. Such Foreground IPR shall be owned by the Licensee. To avoid any doubt Joint IPR (as defined below) is not Foreground IPR and shall be owned and otherwise dealt with in accordance with Clause 10.

9.3       The Licensee hereby grants to the Licensor a non-exclusive, royalty free, worldwide, irrevocable licence (together with the right to grant sub-licences subject to the prior, written consent of Licensee (such consent not to be unreasonably withheld)) to use in any manner outside the Field of Use any Foreground IP (other than Joint IPR, which is dealt with under Clause 10). The foregoing licence shall exclude the Field of Use but shall automatically be extended to include the Field of Use in the event that this Agreement is terminated other than due to a breach of this Agreement by the Licensor.

9.4       Intentionally Omitted.

9.5       Intentionally Omitted.

9.6       Intentionally Omitted.

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10.	Intellectual Property Rights

10.1        Without prejudice to Clause 9, a Party shall have and retain all right, title and interest in any Intellectual Property Rights created solely by one or more employees or agents of such Party and or its Affiliates or other persons acting under its authority. The Parties shall jointly own rights in any Intellectual Property Rights made jointly by one or more employees or agents of each Party and/or its Affiliates or other persons acting under its authority (“Joint IPR”) and patents filed in respect of the same (“Joint Patents”). The Licensee shall (subject to the following) have the exclusive right to practise and use, and grant licences to practise and use, any Joint IPR and Joint Patents in the Field of Use without the Licensor’s consent and has no duty to account to the Licensor for such practice, use or license. The Licensee shall have no right to make use of the Joint IPR and/or the Joint Patents outside of the Field of Use without the prior written consent of the Licensor. The Licensor shall have the exclusive right to practise and use, and grant licences to practise and use, any Joint IPR and Joint Patents outside the Field of Use without the Licensee’s consent and has no duty to account to the Licensee for such practice, use or license. The Licensor shall have no right to make use of the Joint IPR/or the Joint Patents within the Field of Use without the prior written consent of the Licensee provided that in the event that this Agreement is terminated other than due to the acts and/or omissions of the Licensor or in the event that the Licensee elects not to file a Joint Patent or elects to abandon any Joint Patents the Licensor shall be entitled to make non-exclusive use of the Joint IPR and the Joint Patents within the Field of Use. The parties each hereby grant to the other party such licences of its joint right, title and interest in and to the Joint IPR and the Joint Patents as are required to give effect to the foregoing rights of use of the Joint IPR and the Joint Patents.

10.2       Licensor shall have the sole right to control the preparation, filing, prosecution and maintenance of the Patents, at Licensor’s sole expense and by counsel of its choice. Licensor shall keep Licensee reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of such Patents and shall provide to Licensee copies of all material patent office submissions within a reasonable amount of time following submission thereof by Licensor, to the extent that the foregoing is relevant to the licence rights granted to the Licensee. Licensor shall consider any comments provided by Licensee in good faith. In the event that Licensor desires to abandon or cease prosecution or maintenance of any Patents, Licensor shall provide written notice to Licensee of such intention to abandon no later than forty-five (45) days prior to the next deadline for any action that must be taken with respect to such Patents in the relevant patent office. In such case, upon receipt of a written request by Licensee to assume responsibility for prosecution and maintenance of such Patents, Licensor shall allow Licensee at its sole cost and expense and by counsel of its own choice, delivered no later than 30 days after receipt of notice from Licensee, to assume such responsibility from the Licensor. Each Party shall provide to the other Party any reasonable assistance which the Party prosecuting and the maintaining the Patents reasonably requires in respect of the prosecution and maintenance of the Patents. The Licensee shall take all necessary steps to facilitate the Licensor’s application for any supplementary protection certificates, or any extension of, the Patents under any applicable law. The Licensor shall not be obliged to apply for the grant of any supplementary protection certificates or for the extension of any Patents.

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10.3       Licensee shall have the first right, but not the obligation, to prepare, file, prosecute and maintain all Joint Patents, at Licensee’s sole expense and by counsel of its choice. Licensee shall keep Licensor reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of the Joint Patents, and shall provide to Licensor copies of all material patent office submissions within a reasonable amount of time following submission thereof by Licensee. In the event that Licensee chooses not to file Joint Patents or desires to abandon or cease prosecution or maintenance of any Joint Patents, Licensee shall provide written notice to Licensor of such intention to abandon promptly after Licensee makes such determination, which notice shall be given no later than forty-five (45) days prior to the next deadline for any action that must be taken with respect to such Joint Patents in the relevant patent office. In such case, Licensor shall have the right, in its discretion, exercisable upon written notice to Licensee delivered no later than 30 days after receipt of notice from Licensee, to assume responsibility for prosecution and maintenance of such Joint Patents, at its sole cost and expense and by counsel of its own choice, and if Licensor exercises such right, then Licensee shall cease to have any license under Licensor’s joint ownership interest in such Joint Patents but shall retain Licensee’s own joint ownership interest in such Joint Patents.

10.4       Licensee shall have the sole right, but not the obligation, to control the preparation, filing, prosecution and maintenance of Licensee patents, at Licensee’s sole expense and by counsel of its choice. Licensee shall keep Licensor reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of patents relating to Products, and shall provide to Licensor copies of all material patent office submissions within a reasonable amount of time following submission thereof by Licensee.

10.5       Each Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of patents under this Agreement and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect to any such patents. Such cooperation includes, but is not limited to: (i) executing all papers and instruments, or requiring its employees or contractors to execute such papers and instruments, so as to effectuate the joint ownership of Joint IPR and Joint Patents set forth in Clause 10.1, and to enable the other Party to apply for and to prosecute patent applications in any country in accordance with the foregoing provisions of this Clause 10; and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

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10.6       Licensor shall, within 10 days of learning of such event, inform Licensee of any request for, or filing or declaration of, any interference, opposition, invalidation, reissue or reexamination relating to claims of the Patents that cover any Product or their use in the development or manufacture of any Product (the “Relevant Licensor Patent Claims”). With respect to any request for, or filing or declaration of, any interference, opposition, invalidation, reissue or reexamination relating to Relevant Licensor Patent Claims, Licensor shall have the first right (in its discretion) to initiate, prosecute and/or respond, to such action or proceeding, provided that Licensor shall consult with Licensee with respect to any such action or proceeding and shall consider Licensee’s position in good faith. In the event that Licensor elects to initiate, prosecute and/or respond to any interference, opposition, invalidation, reexamination, or reissue proceeding relating to any Relevant Licensor Patent Claim, the expenses thereof shall be borne solely by Licensor. Licensor shall keep Licensee informed of developments in any such action or proceeding involving any Relevant Licensor Patent Claim.

10.7       Licensor shall promptly inform Licensee in the event that Licensor elects not to initiate, prosecute and/or respond to any interference, opposition, invalidation, reissue or reexamination relating to any Relevant Licensor Patent Claim, and in such case, subject always to any pre-existing rights of a Third Party, Licensee shall have the right to do so (in Licensee’s discretion), at its cost and expense within ninety (90) days of receiving notice from Licensor of its election not to prosecute and/or respond. The Licensee shall exercise such rights at all times subject to and consistent with any pre-existing rights of Third Parties which have been notified by the Licensor to the Licensee. Licensee shall not settle any interference, opposition, invalidation, reissue or reexamination action or proceeding relating to any Relevant Licensor Patent Claim without the prior written consent of Licensor, which consent shall not be unreasonably withheld. Licensee shall keep Licensor informed of developments in any such action or proceeding involving any Relevant Licensor Patent Claim.

10.8       Licensee shall, within 10 days of learning of such event, inform Licensor of any request for, or filing or declaration of, any interference, opposition, invalidation, reissue or reexamination relating to claims of the Joint Patents that cover a Product or its use or manufacture (the “Relevant Joint Patent Claims”). Licensee shall have the first right (in its discretion) to initiate, prosecute and/or respond, to such action or proceeding, provided that Licensee shall consult with Licensor with respect to any such action or proceeding and shall consider Licensor’s position in good faith. In the event that Licensee elects to initiate, prosecute and/or respond to any interference, opposition, invalidation, reexamination, or reissue proceeding relating to any Relevant Joint Patent Claim, the expenses thereof shall be borne solely by Licensee. Licensee shall not settle any interference, opposition, invalidation, reissue or reexamination action or proceeding relating to any Relevant Joint Patent Claim without the prior written consent of Licensor, which consent shall not be unreasonably withheld. Licensee shall keep Licensor informed of developments in any such action or proceeding involving any Relevant Joint Patent Claim.

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10.9       Licensee shall promptly inform Licensor in the event that Licensee elects not to initiate, prosecute and/or respond to any interference, opposition, invalidation, reissue or reexamination relating to any Relevant Joint Patent Claim, and in such case, Licensor shall have the right to do so (in Licensor’s discretion), at its cost and expense. Licensor shall not settle any interference, opposition, invalidation, reissue or reexamination action or proceeding relating to any Relevant Joint Patent Claim without the prior written consent of Licensee, which consent shall not be unreasonably withheld. Licensor shall keep Licensee informed of developments in any such action or proceeding involving any Relevant Joint Patent Claim.

10.10       If the request for, or filing or declaration of, any interference, opposition, invalidation, reissue or reexamination relates to claims of the Joint Patents that do not cover a Product or its use or manufacture then the provisions of 10.6 and 10.7 shall apply, as if the references to Licensor Patents were to Joint Patents.

10.11       Insofar as any of the Patents licensed under this agreement are granted European Patents or applications for European Patents:

10.11.1       the Licensor may at its absolute discretion decide to apply for a Unitary Patent in respect of any such European Patent or European Patent application; and

10.11.2       the Licensor shall notify the Licensee within 30 Business Days of any election to apply for a Unitary Patent under Clause 10.11.1.

10.12       In the event that the Licensor elects to apply for a Unitary Patent under Clause 10.11, the Licensor shall provide notice of its grant to the Licensee within 30 Business Days of receipt of the notification of the grant for the European Patent Office. The terms of this Agreement shall apply to the Unitary Patent unless otherwise agreed by the parties in writing.

10.13       The Licensor may at any time and at its absolute discretion elect to opt out from the exclusive jurisdiction of the Unified Patent Court any:

10.13.1       Granted European Patent; and

10.13.2       European Patent application on grant.

10.14       Licensee shall have the sole right, in its discretion, to handle any interference, opposition, invalidation, reissue, or reexamination proceeding relating to Licensee patents, and Licensor shall have no rights in connection therewith provided that where any such patent has been filed in respect of the Products, the Licensee shall keep Licensor informed of developments in any such action or proceeding.

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10.15       Each Party shall notify the other Party in writing within 10 Business Days (except as expressly set forth below) of becoming aware of any alleged or threatened infringement by a Third Party of any of the Patents, Joint Patents or Licensee patents (“Infringement”), including (x) any such alleged or threatened Infringement on account of a Third Party’s manufacture, use or sale of a Product in the Field of Use, (y) any certification filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions in connection with an ANDA (an Abbreviated New Drug Application in the United States or a comparable application for Marketing Approval under Applicable Law in any country other than the United States) or other NDA for a Product in the Field of Use (a “Patent Certification”), and (z) any declaratory judgment action filed by a Third Party that is developing, manufacturing or commercializing a Product in the Field of Use alleging the invalidity, unenforceability or non-infringement of any of the Patents, Joint Patents or Licensee patents ((x)-(z), collectively, “Competitive Infringement”); provided, however, that each Party shall notify the other Party of any Patent Certification regarding any Patents, Joint Patents or Licensee patents that it receives, and such Party shall provide the other Party with a copy of such Patent Certification, within five (5) days of receipt.

10.16       Licensor shall have the first right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to Competitive Infringement of the Patents at Licensor’s own expense and by counsel of its own choice. If Licensor fails to bring any such action or proceeding with respect to Competitive Infringement of any Patents that covers a Product within ninety (90) days following the notice of alleged Competitive Infringement, Licensee shall have the right, subject always to any pre-existing rights of a Third Party, to bring (or defend) and control any such action at its own expense and by counsel of its own choice, and Licensor shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. The Licensee shall not institute proceedings, except as expressly authorised in advance and in writing by the Licensor. The Licensee’s exercise of the foregoing rights shall at all times be subject to and consistent with any pre-existing rights of Third Parties.

10.17       Licensee shall have the first right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to Competitive Infringement of a Joint Patent Right that covers a Product at Licensee’s own expense and by counsel of its own choice. If Licensee fails to bring any such action or proceeding with respect to Competitive Infringement of any joint Patent Right that covers a Product within ninety (90) days following the notice of alleged Competitive Infringement, Licensor shall have the right to bring (or defend) and control any such action at its own expense and by counsel of its own choice, and Licensee shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

10.18       In the event of a Competitive Infringement of a Joint Patent Right that does not cover a Product the provisions of 10.16 shall apply and the references to the Patents shall be deemed replaced by references to the Joint Patent Right.

10.19       Licensee shall have the sole right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to infringement of any Licensee patents at its own expense and by counsel of its own choice.

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10.20       In the event a Party brings (or defends) an Infringement action in accordance with this Clause 10, or in the event a Party is entitled to bring (or defend) an infringement action in accordance with this Clause 10 but lacks standing to do so, the other Party shall cooperate reasonably, including, if required to bring (or defend) such action, the furnishing of a reasonable, limited, power of attorney or being named as a party. Neither Party shall enter into any settlement or compromise of any action under this Clause 10 which would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably withheld.

10.21       Except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, any recovery realized by a Party as a result of any action or proceeding pursuant to this Clause 10, whether by way of settlement or otherwise, shall be applied first to reimburse the documented out-of-pocket legal expenses of the Party that brought (or defended) and controlled such action or proceeding incurred in connection with such action or proceeding, and second to reimburse the documented out-of-pocket legal expenses of the other Party incurred in connection with such action or proceeding, and any remaining amounts shall be retained by the Party that brought (or defended) and controlled such action; provided, however, that:

(a)       any recovery realized by Licensee as a result of any action brought (or defended) and controlled by Licensee pursuant to Clause 10 (after reimbursement of the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding) shall be allocated as follows:

(i)	compensatory damages shall, if awarded, be treated as Net Sales of Products in the quarter in which such damages are received for purposes of Clause 8.3; and

(ii)	non-compensatory damages shall be shared equally by the Parties; and

(iii)	any recovery realized by Licensor as a result of any action brought and controlled by Licensor pursuant to Clause 10 (after reimbursement of the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding) shall be allocated as follows:

(1)	compensatory damages shall belong solely to Licensor; and

(2)	non-compensatory damages shall be shared equally by the Parties.

10.22       The Parties shall have the right to seek Patent Term Extensions as follows:

10.22.1       Licensor shall have the right to determine the Patents for which it will apply for patent extension in any country and/or region for any Product in the Field of Use. Licensor shall file for any such extension at Licensor’s cost and expense. Licensee shall provide all reasonable assistance to Licensor in connection with such filings, provided that Licensor shall pay or reimburse any out-of-pocket costs incurred by Licensee in providing such assistance. If Licensor determines not to seek a patent extension for a Patent covering the Product in any country of the Territory, then in such instance, Licensor shall allow Licensee to seek such patent term extension (in Licensor’s name) at Licensee’s cost and expense. In such instance, Licensor shall provide all reasonable assistance as necessary to enable Licensee to seek such patent term extension.

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10.22.2       Licensee shall have the right to determine the Joint Patents for which it will apply for patent extension in any country and/or region for any Product in the Field of Use, and Licensee shall file for any such extension at Licensee’s cost and expense. Licensor shall have the right to determine the Joint Patents for which it will apply for patent extension in any country and/or region for any product outside of the Field of Use, and Licensor shall file for any such extension at Licensor’s cost and expense. Each Party shall provide all reasonable assistance to the other Party in connection with such filings, provided that the Party filing for any such extension shall pay or reimburse any out-of-pocket costs incurred by the other Party in providing such assistance.

10.22.3       Licensee shall have the sole right to apply for extension of any Licensee patents in any country and/or region for any product, including, without limitation, any Product in the Field of Use, at Licensee’s sole cost and expense.

10.23       Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either Party pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. Neither Party shall have the right to settle any patent infringement litigation under this Clause 10.23 in a manner that diminishes the rights or interests of the other Party without the written consent of such other Party (which shall not be unreasonably withheld).

11.	indemnity and insurance

11.1       Licensee hereby agrees to save, defend, indemnify and hold harmless Licensor, its Affiliates, its and their respective officers, directors, agents, employees, successors and assigns (the “Licensor Indemnitees”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable and documented legal expense and attorneys’ fees (“Losses”), to which any Licensor Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (each, a “Claim”) to the extent such Losses arise out of or relate to (a) the gross negligence or wilful misconduct of any Licensee Indemnitee (defined below), (b) the breach by Licensee of any warranty, representation, covenant made by Licensee in this Agreement, or (c) the development, manufacture, use, sale, offer for sale or other disposition by or on behalf of Licensee, any sub-licensee or any of its Related Parties of any Product; except, (i) in each case, to the extent such Losses result from the gross negligence or wilful misconduct of any Licensor Indemnitee or the breach by Licensor of any warranty, representation, covenant or agreement made by Licensor in this Agreement and (ii) any Claim for which Licensor is obligated to indemnify Licensee under Clause 11.2.

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11.2       Licensor hereby agrees to save, defend, indemnify and hold harmless Licensee, its Affiliates and their respective officers, directors, employees, consultants and agents (the “Licensee Indemnitees”) from and against any and all Losses to which any Licensee Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of or relate to (a) the gross negligence or wilful misconduct of any Licensor Indemnitee, (b) a breach of the warranty in Clause 12.2.7 and (c) the breach by Licensor of any other warranty, representation, covenant made by Licensor in this Agreement; in each case except to the extent such Losses result from the gross negligence or wilful misconduct of any Licensee Indemnitee or the breach by Licensee of any warranty, representation, covenant or agreement made by Licensee in this Agreement.

11.3       In the event a Party (the “Indemnified Party”) seeks indemnification under Clause 11, it shall inform the other Party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a claim as provided in this Clause 11.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice), shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) using counsel reasonably satisfactory to the Indemnified Party, and shall cooperate as reasonably requested (at the expense of the Indemnifying Party) in the defence of the claim. If the Indemnifying Party does not assume control of such defence within 15 days after receiving notice of the claim from the Indemnified Party, the Indemnified Party shall control such defence and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all costs, including reasonable and documented attorney fees, incurred by the Indemnified Party in defending itself within thirty (30) days after receipt of any invoice therefor from the Indemnified Party. The Party not controlling such defence may participate therein at its own expense. The Party controlling such defence shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defence thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party without the prior written consent of the Indemnified Party. If the Parties cannot agree as to the application of Clause 11.1 or 11.2 to any claim, pending resolution of the dispute pursuant to Clause 11, the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Clause 11.1 or 11.2, as applicable, upon resolution of the underlying claim.

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11.4       Each Party shall procure and maintain insurance, including comprehensive or commercial general liability insurance (including contractual liability and product liability), adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Clause 11 or otherwise. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least 30 days prior to the cancellation, non-renewal or material change in such insurance which materially adversely affects the rights of the other Party hereunder.

12.	REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

12.1       Each Party represents and warrants to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

12.2       Licensor represents and warrants to Licensee that as of the Effective Date of this Agreement:

12.2.1       Schedule 1 attached hereto contains a true and complete list of the Licensor Background IPR including any Patents existing as of the Effective Date. The Licensor Background IPR listed on Exhibit A include all of the patents and patent applications Controlled by Licensor or any of its Affiliates as of the Effective Date that relate to the Licensor Technology.

12.2.2       Licensor (i) has the right to grant the licenses that it purports to grant in Clause 2.1; and (ii) has not granted to any Third Party any licence or other right with respect to a Product or Patents that conflicts with the licence and rights granted to Licensee herein;

12.2.3       except for any Third Party Licence Agreements, there are no agreements in effect as of the Effective Date between (a) Licensor and any of its Affiliates or (B) Licensor or any of its Affiliates and a Third Party, in each case under which rights with respect to the Licensor Technology are being licensed to Licensor or any of its Affiliates;

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12.2.4       (A) each of the Third Party Licence Agreements remains in full force and effect, (B) (i) Licensor (and each of its Affiliates, as applicable) and, (ii) to Licensor’s knowledge, each counterparty to a Third Party Licence Agreement, are each in compliance in all material respects with the terms of the applicable Third Party Licence Agreement (including any applicable diligence requirements), (C) all necessary consents, approvals, and authorisations under such Third Party Licence Agreement required to be obtained by Licensor or any of its Affiliates in order to enter into this Agreement have been obtained and (D) the Licence (including the scope of Licensor Technology that is covered by the Licence) will not be diminished or otherwise impacted in the event that Licensor and any Affiliate of Licensor that is currently a party to a Third Party Licence Agreement are no longer Affiliates;

12.2.5       the issued and unexpired claims of any Patents included in the Licensor Background IPR existing as of the Effective Date to the knowledge of Licensor are valid and enforceable.

12.2.6       no reexamination, interference, invalidity, opposition, nullity or similar claim or proceeding is pending or, to the Licensor’s knowledge, threatened with respect to any Patents;

12.2.7       to Licensor’s knowledge, the manufacture, use, sale, offer for sale or import of any Product containing or incorporating the Licensor Technology shall not and does not infringe any issued patent of any Third Party, and Licensor has not received written notice from any Third Party claiming that the manufacture, use, sale, offer for sale or import of the Licensor Technology infringes or would infringe the patent or other Intellectual Property Rights of any Third Party; if Licensor receives any such written notice during the term of this Agreement, Licensor shall promptly provide such written notice to Licensee;

12.2.8       there are no claims, judgments or settlements against or owed by Licensor (or any of its Affiliates) with respect to the Licensor Technology, and Licensor is not a party to any legal action, suit or proceeding relating to the Licensor Technology, or any Product, nor has Licensor received any written communication from any Third Party, including, without limitation, any Regulatory Authority or other government agency, threatening such action, suit or proceeding;

12.2.9       all tangible or recorded information and data provided by or on behalf of Licensor to Licensee related to the Licensor Technology or any Product on or before the Effective Date in contemplation of this Agreement was and is true, accurate and complete in all material respects, and Licensor, to its knowledge, has not failed to disclose, or failed to cause to be disclosed, any such information or data related to the Licensor Technology or any Product in its possession and Control that would cause the information and data that has been disclosed to be misleading in any material respect;

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12.2.10       neither Licensor nor any of its Affiliates has obtained, or filed for, any INDs, NDAs or Marketing Approvals for any Product, and, to the best of Licensor’s knowledge, no other Person has obtained, or filed for, any INDs, NDAs or Marketing Approvals for any Product in the Field in the Territory;

12.2.11       at the time of delivery to Licensee, any reference samples delivered to Licensee will be free and clear of any liens or encumbrances;

12.2.12       there are no ongoing research or development activities (including any clinical trials) being conducted by or on behalf of Licensor or any of its Affiliates related to Compounds or Products in the Field of Use in the Territory other than with respect to Concerta; and

12.2.13       neither Licensor nor any of its Affiliates is debarred or disqualified under the Act or comparable Applicable Laws outside of the United States.

12.3       In addition to any covenants made by Licensor elsewhere in this Agreement, Licensor hereby covenants to Licensee that during the Term, Licensor will (i) not grant any Third Party any license or other right with respect to any Product or Licensor Technology in derogation of the license and rights granted to Licensee hereunder, and (ii) disclose any and all additional Licensor Technology developed or Controlled by Licensor after the Effective Date which is relevant to the Licence; and (iii) will ensure that each Third Party Licence Agreement is maintained in full force and effect, and is not terminated or amended in any respect that would impact Licensee’s rights under this Agreement. In addition, DDI hereby covenants to Licensee that during the Term, DDI will ensure that each Third Party Licence Agreement is maintained in full force and effect, and is not terminated or amended in any respect that would impact Licensee’s rights under this Agreement.

12.4       Licensee represents and warrants to Licensor that as of the Effective Date of this Agreement:

12.4.1, neither Licensee nor any of its Affiliates is debarred or disqualified under the Act or comparable Applicable Laws outside the United States.

12.5       In addition to any covenants made by a Party elsewhere in this Agreement, each Party hereby covenants to the other as follows:

12.5.1       neither such Party nor any of its Affiliates will employ or use the services of any Person who is debarred or disqualified under United States law, including 21 U.S.C. §335a, or any foreign equivalent thereof, in connection with activities relating to any Product; and in the event that such Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to such Party or any of its Affiliates with respect to any activities relating to any Product, such Party will immediately notify the other Party in writing and such Party will cease, or cause its Affiliate to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to any Product; and

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12.5.2       neither such Party nor any of its Affiliates will, in connection with the exercise of its rights or performance of its obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other Person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including such Party and its Affiliates, nor will such Party or any of its Affiliates directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other Person in connection with the exercise of such Party’s rights or performance of such Party’s obligations under this Agreement.

12.6       The Parties recognize that each Party may perform some or all of its obligations or exercise some or all of its rights under this Agreement through one or more Affiliates or subcontractors provided, in each case, that (a) none of the other Party’s rights hereunder are diminished or otherwise adversely affected as a result of such delegation or subcontracting, and (b) each such Affiliate, or subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information and ownership of Inventions which are substantially the same as those undertaken by the Parties pursuant to Clause 7; and provided, further, that such Party shall at all times be fully responsible for the performance and payment of such Affiliate or subcontractor.

12.7       EXCEPT FOR LIABILITY IN THE CASE OF FRAUD OR INTENTIONAL MISCONDUCT, AND WITHOUT LIMITING THE PARTIES’ RESPECTIVE INDEMNITY OBLIGATIONS UNDER CLAUSE 11.1 AND CLAUSE 11.2 WITH RESPECT TO THIRD PARTY CLAIMS ONLY, NEITHER PARTY SHALL BE LIABLE FOR OR ENTITLED TO RECOVER FROM THE OTHER PARTY ANY LOSS OF PROFITS, LOSS OF BUSINESS OPPORTUNITY OR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENCE GRANTED HEREUNDER HOWSOEVER CAUSED, WHETHER ARISING IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES ARISING UNDER THIS AGREEMENT.

12.8       Except in respect of liability for fraud or intentional misconduct, and without limiting Licensor’s indemnity obligations under Clause 11.2 with respect to Third Party Claims, the Licensor’s total liability, in aggregate, arising under or in connection with this Agreement (whether in contract, tort or otherwise) shall in no event exceed the total of the sums payable under this Agreement by the Licensee in the twelve months prior to the date of the event giving rise to the liability.

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12.9       Except for fraud or intentional misconduct, and without limiting Licensee’s indemnity obligations under Clause 11.1 with respect to Third Party Claims, the Licensee’s total liability, in aggregate, arising under or in connection with this Agreement (whether in contract, tort or otherwise) shall in no event exceed the total of the sums payable under this Agreement by the Licensee in the twelve months prior to the date of the event giving rise to the liability.

12.10       Nothing in this Agreement shall have the effect of excluding or limiting any liability for death or personal injury caused by negligence or for fraud or which may not otherwise be excluded or limited under Applicable Law.

13.	Additional licensee obligations

13.1       The Licensee shall:

13.1.1       ensure that the Products are safe for developmental and clinical trial use and for the indication(s) approved under the relevant Marketing Authorisation(s);

13.1.2       obtain at its own expense all licences, permits and consents (including Marketing Approvals) necessary for the provision of the Products in the Territory and upon reasonable request promptly supply copies of all of these to the Licensor and such further information as the Licensor shall reasonably require;

13.1.3       perform its obligations with all due skill, care and diligence, including Good Industry Practice;

13.1.4       only make use of the Patents and the Licensed Know-How for the purposes authorised in this Agreement; and

13.1.5       comply with all regulations and practices in force or use in the Territory to safeguard the Licensor’s rights in the Patents and the Licensed Know-How.

13.2       The Licensee shall not, nor directly or indirectly assist any other person to use any child labour in the manufacture or distribution of the Products, and where third parties are to manufacture or distribute those Products, the Licensee shall procure from those third parties written confirmation that they shall not use any child labour in the manufacture or distribution of the Products.

13.3       The Licensee acknowledges and agrees that the exercise of the Licence is subject to all Applicable Laws in the Territory (including those relating to Pharmacovigilance and data protection and privacy), codes of practice and Good Industry Practice (in each case, to the extent applicable to Licensee), and the Licensee understands and agrees that it shall at all times be solely liable and responsible for such due observance and performance of these.

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14.	Sub-licensing

The Licensee shall have the right to grant to any person a sub-licence of any of its rights under this Agreement provided that:

(a)       the prior written approval of the Licensor which approval shall not be unreasonably withheld, delayed or conditioned is obtained in respect of each sub-licensee (provided, however, that no such approval is required with respect to any sublicenses granted to any manufacturer pursuant to Clause 15 or with respect to any distributors or other third parties assisting Licensee with the development or commercialization of the Product);

(b)       all sub-licences granted shall terminate automatically on termination or expiry of this Agreement; and

(c)       the Licensee shall be liable for all acts and omissions of any sub-licensee and shall indemnify the Licensor against all Losses incurred or suffered by the Licensor, arising out of any act or omission of any sub-licensee, including any Claim based on any theory of product liability relating to Products manufactured, supplied or put into use by the sub-licensee; and

(d)       any sub-licensee shall first enter into an agreement with the Licensee which is no less protective of the Licensor’s interests in the Patents and the Licensed Know-How than the terms of this Agreement. The Licensee agrees to monitor the sub-licensee’s compliance with such agreement and, if necessary, promptly enforce such agreement either at its own discretion or at the request of the Licensor.

15.	Subcontracting

The Licensee shall have the right to subcontract the manufacture of the Products provided that:

(a)       any subcontractor shall first enter into an agreement with the Licensee which is no less protective of the Licensor’s interests in the Patents and the Licensed Know-How than the terms of this Agreement and the Licensee agrees to monitor the subcontractor’s compliance with such agreement and, if necessary, promptly enforce such agreement either on its own motion or at the request of the Licensor; and

(b)       the Licensee shall be liable for all acts and omissions of any subcontractor and shall indemnify the Licensor against all Losses or suffered by the Licensor, or for which the Licensor may become liable (whether direct, indirect or consequential and including any economic loss or other loss of profits, business or goodwill) arising out of any act or omission of any subcontractor, including any Claim based on any theory of product liability relating to Products manufactured by the subcontractor.

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16.	Assignment and other dealings

16.1       Neither Party shall without the prior written consent of the other Party which consent shall not be unreasonably withheld, conditioned or delayed, assign, transfer, mortgage, charge, declare a trust of or deal in any other manner with any of its rights or obligations under this Agreement provided however that each Party may assign this Agreement and its rights and delegate its obligations hereunder without the other Party’s consent.

(a)       in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party whether by merger, sale of stock, sale of assets or obtain (each a “Sale Transaction”); or

(b)       to an Affiliate provided that the assigning Party shall remain liable and responsible to the non-assigning Party for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the Parties under this Agreement shall be binding upon and insure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this clause. Any assignment not in accordance with this Agreement shall be void. In the event of an assignment and assumption of rights and obligations under this Agreement to a Third Party in connection with a Sale Transaction, the assigning Party shall be relieved of all obligations to the non-assigning Party assumed by the applicable Party.

17.	Duration and termination

17.1       The term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with this Clause 17, continue until the later of: (1) expiration of the last-to-expire of all Valid Claims of the Patents; and (2) the last-to-expire of all payment obligations of the Licensee under this Agreement (the “Term”).

17.2       Termination for Material Breach.

17.2.1       Each Party shall have the right to terminate this Agreement in its entirety upon written notice to the other Party if such other Party is in material breach of this Agreement and has not cured such breach within forty five (45) days after notice from the terminating Party requesting cure of the breach. Any such termination shall become effective at the end of such forty five (45) day period unless the breaching Party has cured such breach prior to the end of such period. Any right to terminate under this Clause 17.1 shall be stayed and the cure period tolled in the event that, during any cure period, the Party alleged to have been in material breach shall have initiated dispute resolution in accordance with Clause 20 with respect to the alleged breach, which stay and tolling shall continue until such (i) dispute has been resolved in accordance with Clause 20 and (ii) a reasonable period to effect any necessary cure in connection with such resolution has expired without such cure having been completed.

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17.3       Termination for Patent Challenge. Licensor shall have the right to terminate this Agreement immediately upon written notice to Licensee if Licensee, any sub-licensee or Related Party or its Affiliate directly, or through assistance granted to a Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any Patents or the secret and substantial nature of the Licensed Know-How.

17.4       Termination for Bankruptcy. Either Party may terminate this Agreement if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of an administrator, a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof, or if the other Party proposes or becomes a Party to any dissolution or liquidation, or if the other Party makes an assignment for the benefit of its creditors, or any event occurs, or proceeding is taken, with respect to the other Party which in any jurisdiction to which it is subject that has an equivalent effect to any of the foregoing.

18.	EFFECT OF EXPIRATION OR TERMINATION

18.1       Upon expiration (but not on earlier termination) of this Agreement, all licenses granted by Licensor to Licensee that were in effect immediately prior to such expiration shall survive on a perpetual, irrevocable, non-exclusive, fully-paid, royalty-free basis and shall be fully transferable and sublicensable without any obligation to obtain Licensor’s consent (and Licensor hereby grants such licenses to Licensee, effective upon expiration of this Agreement).

18.2       Upon any termination of this Agreement prior to its expiration, the licence granted to Licensee under this Agreement shall automatically terminate and revert to Licensor, and all other rights and obligations of the Parties under this Agreement shall terminate, except as expressly provided below in this Clause 18.3 or elsewhere in this Clause 18. Pursuant to the foregoing the Licensee shall and shall procure that all sub-licensees (at all levels) shall cease all exploitation of the Patents, the Licensed Know-How and the Products.

18.3        Neither expiration nor any termination of this Agreement shall relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, the Parties’ rights and obligations under Clauses 18.1 (following expiration of this Agreement), 18.2 (following termination of this Agreement), 18.3, 18.4, 18.5 and 18.7 and Clauses 5, 7, 10, 11,12 and 19 of this Agreement shall survive expiration or any termination of this Agreement.

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18.4       Within thirty (30) days following the expiration or termination of this Agreement, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials for archival purposes only subject to a continuing confidentiality obligations.

18.5       Termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to hereunder.

18.6       Upon termination of this Agreement all sums payable to the Licensor shall become immediately due for payment.

18.7        Notwithstanding anything to the contrary, for one hundred eighty (180) days following the effective date of any termination of this Agreement, other than due to the breach of this Agreement by the Licensee, (the “Sell-Off Period”), Licensee and any Related Parties shall have the right, but not the obligation, to sell-off any inventories of Product that were manufactured or on order prior to the effective date of termination. Any Net Sales (as applicable) generated during the Sell-Off Period in connection with the sale of Products shall be subject to the royalty payment provisions set forth in Clause 8.3.

19.	MISCELLANEOUS

19.1       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of England and Wales except as to any issue which depends upon the validity, scope or enforceability of any Patent, which issue shall be determined in accordance with the laws of the country in which such patent was issued. Except as set forth in the immediately preceding sentence and in Clause 20 hereof and in the definition of Net Sales, the Parties agree that the courts of England and Wales in London England shall have the exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter.

19.2       Entire Agreement; Amendments. This Agreement (including the Schedule hereto) is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. The Schedule to this Agreement is incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorised representatives of both Parties hereto.

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19.3       Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

19.4       Force Majeure. Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control, including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

19.5       Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

19.6       Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognised overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Licensor, to:	Carol Thomson, CEO
BDD Pharma Limited
The address set out above

If to Licensee, to:	Cingulate Therapeutics, LLC.
6 South Street, Suite 201
Morristown, New Jersey 07960 USA
Attn: Craig S. Gilgallon
Facsimile No.: +1 973-605-8020

with a copy to:
Lowenstein Sandler, LLP

65 Livingston Avenue
Roseland, New Jersey 07068 USA
Attn:Michael J. Lerner
Facsimile No.: +1 973-597-6395

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered, if personally delivered or sent by facsimile on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day after dispatch, if sent by nationally-recognized overnight courier; or (c) on the third (3rd) business day following the date of mailing, if sent by mail.

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19.7       Interpretation. The headings of clauses contained in this Agreement preceding the text of the clauses, subclauses and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term, and the word “or” has the inclusive meaning represented by the phrase “and/or.” Unless otherwise specified, references in this Agreement to any clause shall include all subclauses and paragraphs in such clause and references in this Agreement to any subclause shall include all paragraphs in such subclause. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

19.8       Relationship between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party may assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

19.9       Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

19.10       No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the Parties, and no other person or entity shall have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party. To avoid any doubt the sole obligation of DDI is under Clause 12.3 and DDI shall not be bound by any other provision of this Agreement nor shall Licensee be entitled to enforce against DDI any other provision of this Agreement. DDI shall benefit from the limitations of liability under this Agreement, which apply to the Licensor, including those set out in Clauses 12.7 and 12.8 of this Agreement.

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19.11       Further Assurances. Each Party agrees to do and perform all such further reasonable acts and things and will execute and deliver such other agreements, certificates, instruments and documents reasonably necessary or that the other Party may deem advisable, acting reasonably and in good faith, in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

19.12       Costs. Except as specifically provided in this Agreement, each Party shall be solely responsible for all costs, fees and other expenses incurred in connection with this Agreement.

19.13       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. This Agreement may be executed by facsimile or PDF signatures, which signatures shall have the same force and effect as original signatures.

19.14       Inadequacy of Damages. Without prejudice to any other rights or remedies that a Party may have, each Party acknowledges and agrees that damages alone would not be an adequate remedy for any breach of the terms of this Agreement by the other Party. Accordingly, each Party shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of this Agreement.

20.	Dispute resolution procedure

20.1       If a dispute arises out of or in connection with this Agreement or the performance, validity or enforceability of it (“Dispute”) then, except as expressly provided in this Agreement, the Parties shall follow the dispute resolution procedure set out in this Clause 20.1:

20.1.1       either Party shall give to the other written notice of the Dispute, setting out its nature and full particulars (“Dispute Notice”), together with relevant supporting documents. On service of the Dispute Notice the CEO of the Licensor and CEO of the Licensee shall attempt in good faith to resolve the Dispute;

20.1.2       if such persons are for any reason unable to resolve the Dispute within thirty (30) days of it being referred to them, either Party may take such further steps as it considers appropriate to resolve the Dispute, including the filing of an action in a court of competent jurisdiction.

20.1.3       Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Intellectual Property Rights.

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SUBSCRIBED for and on behalf of

BDD PHARMA LIMITED by:

Carol Thomson

……………………………..…(print name)

CEO

…………………………….……..(position)

/s/ Carol Thomson

……………………………………….(sign)

August 8, 2018

………………………………...….….(date)

SUBSCRIBED for and on behalf of

CINGULATE THERAPEUTICS LLC by:

Shane J. Schaffer

…………………………………(print name)

CEO

……………….……………..……..(position)

/s/ Shane J. Schaffer

…………………………………..…….(sign)

August 8, 2018

…………………….…………….…….(date)

solely for the purposes of Clause 12.3,

SUBSCRIBED for and on behalf of

DRUG DELIVERY INTERNATIONAL

LIMITED by:

Carol Thomson

……………………………..…(print name)

Chief Operating Officer

…………………………….……..(position)

/s/ Carol Thomson

……………………………………….(sign)

August 8, 2018

………………………………...….….(date)

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Schedule

Part 1

Licensor Patents

Delayed release formulations as described in filings of patent application families

Family / PCT application	Title	Applicant	Country Scope	US patent	EP	JP
WO2011107750	Delayed Prolonged Drug Delivery	DRUG DELIVERY INTERNAT LTD	US, EP, JP	Granted US9283192	Granted EP2542226B1 Validated in DE, FR, GB and CH	Granted JP6162196B2
WO2011107749	Pulsatile Drug Release	DRUG DELIVERY INTERNAT LTD	US, EP, JP	Granted US9474719	Granted EP2542228B1 Validated in DE, FR, GB, CH, IT, ES, GR, TR, BE, NL, AT, PT, SE, PL, DK, CZ, NO, IR, FI, HU, RO, SK, BG, SI	Granted JP6165824B2
WO2011107755	Immediate Delayed Release	DRUG DELIVERY INTERNAT LTD	US, EP, JP	pending	Granted EP2542227B1 Validated in DE, FR, GB, CH, IT, ES, GR, TR, BE, NL, AT, PT, SE, PL, DK, CZ, NO, IR, FI, HU, RO, SK, BG, SI	Granted JP6162197B2
WO2016075496	Pharmaceutical Processing (methods for production of OralogiK™)	DRUG DELIVERY INTERNAT LTD	US, EP, AU, CA, JP, CN, KR, RU, EG, SA, BR, MX	pending	EP3217965 pending	pending
WO2016075495	Compositions (Improvements on the OralogiK™ technology)	DRUG DELIVERY INTERNAT LTD	US, EP, AU, CA, JP, CN, KR, RU, EG, SA, BR, MX	pending	EP3217964 pending	pending
WO2016075497	Tablet (OralogiK™ sustained release technology)	DRUG DELIVERY INTERNAT LTD	US, EP, AU, CA, JP, CN, KR, RU, EG, SA, BR, MX	pending	EP3220896 pending	pending

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Part 2

Licensor Know-How

Licensed Know-How includes (without limitation):

●	The design and manufacture of wax based controlled and/or delayed release formulations;

●	The control of in-vitro and in-vitro erosion of wax based controlled and/or delayed release formulations;

●	The control of lag phase from such formulations by varying the nature and ratio of excipients;

●	The control of lag phase from such formulations by varying tablet size and thickness;

●	The control of lag phase from such formulations through use of different manufacturing techniques and processes;

●	Biopharmaceutics and the performance, behaviour and gastrointestinal transit of controlled release oral products in man and

●	The biphasic or triphasic release of the same or different drugs from a single tablet

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Part 3

Licensee Patents

Title	Applicant	Country Scope	US patent	International patent
TRIPULSE RELEASE STIMULANT FORMULATIONS	Cingulate Therapeutics, LLC	US, EU, JP, CA, AUS, SK, ISRL, BRZ, MX, IND, CHINA	US App. No. 62/121,537	PCT/US16/19877

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